Exhibit 99.1

Ronald Fon (Optimus Asset Management): For the purposes of the Safe Harbor provisions and the Private Securities Litigation Reform Act of 1995, our statements today may include certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Such statements are based upon among other things, assumptions made by the information currently available to the management, including management’s own assessment of Superclick’s industry and competitive landscape.

Now for opening remarks and introductions, I’d like to turn the conference over to Mr. Sandro Natale, CEO of Superclick, Inc. Please go ahead, sir.

Sandro Natale: Thank you. Good afternoon and welcome. I am Sandro Natale, Chief Executive Officer of Superclick. With me here today is Mr. Jean Perrotti, the company’s Chief Financial Officer. We are pleased with our continued improving financing performance and look forward to discussing our results today with you as well as sharing with you our outlook for the remainder of fiscal 2007 and into 2008.

Jean will give an overview of the numbers for the third quarter of fiscal 2007. I will then give a brief update on the overall market conditions and our company’s performance against that backdrop. Then, we’ll open the call to questions you may have.

At this point, I would like to turn the call over to Jean.

Jean Perrotti: Thank you, Sandro, and good afternoon everyone.

Net revenue for the quarter ended July 31, 2007 was $1.4 million compared to $900 thousand for the comparable period a year ago, an increase of approximately $490 thousand, or about 54%. The favorable variance was mainly due to an almost 100% increase in revenue derived from installation work when compared to the same quarter last year.

Gross profit for the quarter was $733 thousand, compared to $481 thousand reported for the same quarter last year. Our gross profit margins for the respective periods remain constant, at approximately 53%.

SG&A expenses for the quarter were $462 thousand, down over 9% from the $509 thousand reported in the third quarter last year. As a percentage of sales, SG&A was only 33% this quarter compared to almost 56% for the same quarter last year.

Net income for the quarter was $125 thousand, or about 8.9% of net revenue compared to a loss of $451 thousand or -32.2% a year ago.

For the nine month period, net revenue was $3.4 million, up $920 thousand, or approximately 37% from the $2.5 million reported for the nine month period ended July 31, 2006. We are especially pleased with the progress as compared to last year, the year to date favorable variance was a result of all departments pulling together and contributing to the growth. Revenue from both the installation and support increased almost evenly at 35% and 39% respectively.

Gross profit for the nine month period was $1.8 million or 52.8%, compared with $1.1 million or 45.2% for the same period last year - a 60% increase in gross profit dollars or a 7.6 percent improvement in margin.

SG&A expenses for the nine month period were $1.2 million, or 35.4% of net sales, compared to $1.6 million, or 65.3% of net sales for last year’s nine month period.

Net income for the nine month period was $117 thousand, or 8.4% of net sales, compared to a loss of $1.7 million or -123% of net sales for the same period last year.

As I mentioned above, we are pleased with the YTD progress made and as we noted in our press release, the third quarter marked the sixth consecutive quarter of double-digit, year-over-year revenue growth for our business. Over the past year we have made strategic changes in our operational infrastructure aimed at achieving lower operating costs and maximizing our operating margins. As demonstrated in our past couple quarterly reports, we feel that we have been successful in achieving these goals and remain committed to finding further ways to operate efficiently.

We continue to make substantial progress in paying down our debt and cleaning up our balance sheet. This is a top priority for us, and our improved cash flow over the past few quarters has enabled us to do so at a pace that we believe is aggressive.

Now, I’ll turn the call back over to Sandro.

Sandro Natale: Thank you Jean. In the third fiscal quarter, we continued to make substantial progress in extending our brand throughout North America and have made recent announcements that we have begun to penetrate the vast Asia markets through selection of SIMS our HSIA product by a five-star brand in the region. We are proud of this win, and believe it reflects the level of dedication that our team has had in the past number of years to developing an IP management solution for hoteliers that is truly state-of-the-art, and allows for true world-class service for the hotel and their guests.

The market for our services continues to be customer-driven. Hotel owners continue to look for ways to differentiate their services amongst their peers while ensuring that their guests remain loyal to their brands. Internet service in the hotels remains paramount amongst hotel challenges and remains one of the top complaints guests report. So the opportunity, in our opinion remains strong for us to grow.

We continue to gain traction with our existing accounts, winning new build-projects as well as taking over property accounts where the incumbent HSIA service provider contract expire. Notably, the InterContinental, Fairmont and other brands continues to be a widening opportunity for Superclick and we are proud of the relationships that we continue to build with it.
We have also had over the past nine months major account win such as the Four Seasons Hotels Group and the Mandarin Oriental Hotels which will continue to support our growth. But both are five-star brands that are well known and trafficked across the content and overseas.

We continue to develop our core product platform with the focus to offering our hotel customers more transparent and scalable IP management solutions that allow them to remain pro-active, as opposed to re-active amongst their guests in the hotel environment. In fact, the level of network management our platform offers is so powerful that we have recently concluded an agreement with the City of Laval to provide network management over the Wi-Fi service that it provides on a municipal basis to their residence. Our product truly scales.

We have also been sharing with you over the past couple quarters the progress we are making in the development and commercialization of our Media Distribution System (MDS). We have undergone several pilots and tests in various environments and are confident in the functional and technical capabilities of MDS.

For those of you who do not know what MDS is, it is effectively an application that allows for the ability to content in a non-invasive capacity to the online guest whereby the hotel can effectively push loyalty programs, guest services and even marketing and advertising content. The content is pushed to the guest during the guest’s Internet session in a 90 pixel frame that scrolls across the top of the guest’s web page.

The implications of the product are powerful, we think. Hoteliers are increasingly compelled to offer up their Internet service for free to the guest based on competitive pressures. Meanwhile, they are also faced with the need to upgrade their network infrastructure to ensure quality of service to an increasing number of guests that are using the Internet in the hotel environment. Guest Internet usage has increased over the past five years from about 5% to 25% in the hotel. So costs are moving higher, and revenue is trending lower.

The MDS application enables hoteliers to leverage their network infrastructure investment to maximize loyalty building content and even to generate revenue through advertising. We are in the midst of discussions with some leading national marketing firms that we intend to work with to roll this product out in a manner that maximizes the value we can deliver to the hotel, as well as our ability to build a compelling new stream of revenue at Superclick and we look forward to continued announcements of our progress through the fourth quarter and into 2008.

We think the future is bright at Superclick. We have established our core IP management product as best-of-class. Our customer support business continues to build, and the recurring revenue it brings is important to providing us with the cash-flow strength to invest in and develop new, high-growth opportunities such as MDS. MDS is truly a blue-sky opportunity for us. We think the addressable market goes well beyond hospitality but our focus first and foremost is to prove it out in the markets that we think it will get the most success the quickest - larger properties and convention centers. These target markets represent, in our opinion, the best fit for this product.

We are committed to adding depth and breadth to our products, and maintaining the technology advantage that we think we have in the market place. We believe this is the way we can continue to deliver strong revenue growth and maximize the value to our shareholders.

Thank you for your participation in this call, and thank you for your interest in our business.

Now, I will open the call for questions….